Exhibit 4.3

THE MIDLAND COMPANY
AGENT STOCK ACQUISITION PROGRAM AS AMENDED

         1.        PURPOSE.

        The purpose of the Agent Stock Acquisition Program (the “Program”) is to provide persons performing insurance agency services for The Midland Company (“Midland”) or any of its insurance subsidiaries or affiliates (such subsidiaries and affiliates and Midland are hereinafter collectively referred to as “Company”) performance-related incentives to achieve long-range performance goals and to enable such persons to participate in the long-term growth and financial success of the Company. The Program seeks to accomplish this purpose by permitting eligible agencies to purchase restricted shares of Midland’s Common Stock (the “Common Stock”) at below-market prices. On January 29, 2004, the Board of Directors of The Midland Company approved the Program, subject to the shareholder approval requirements of NASD Rule 4350(i).

         2.        ELIGIBILITY.

        This Program is available to all Eligible Agencies. “Eligible Agencies” are insurance agencies and agents (each an “Agency”) that have a direct contract with Company to promote and sell the Company’s lines of insurance that have: (1) earned the threshold contingent commission established by the Committee (as defined herein) for the Accounting Period (as defined herein) immediately preceding the applicable Purchase Date (as defined herein); and (2) been selected for participation by such Committee, in its sole discretion.

        3.       EFFECTIVE DATE.

        This Program shall become effective upon approval by the affirmative vote of a majority of the votes cast at a shareholders’ meeting of the Company prior to December 31, 2004. If shareholder approval is not received by such date, the Program shall be null and void.

         4.       ADMINISTRATION OF THE PROGRAM.

        The Program shall be administered by a committee consisting of not less than two (2) persons (the “Committee”), the members of which shall be designated by the Chief Executive Officer and/or Chief Financial Officer of Midland. The Committee may amend, suspend, discontinue or terminate the Program or any portion thereof at any time and for any reason, including a reason related to the necessity or advisability to register or qualify shares of Common Stock issued under the Program upon any securities exchange or under any state or federal law; provided, however, that no amendment shall be made without requisite shareholder or other approval under applicable law or NASD regulation or without the approval of the Board of Directors if such amendment increases the number of shares of Common Stock available under the Program.

        The Committee has the sole power and authority to: (i) interpret and administer the Program and any instrument or agreement entered into under the Program; (ii) establish such rules and regulations and appoint such agents and delegate such authority as it shall deem appropriate for the proper administration of the Program; (iii) establish the threshold contingent commission for Eligible Agencies and the amount of contingent commission Eligible Agencies must receive in shares of Common Stock to participate in the Program; and (iv) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Program, including, but not limited to, the waiver of any Agency eligibility requirement, in its sole discretion. Decisions of the Committee shall be final, conclusive and binding upon all persons, including Company, any participant and any other Agency. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

         5.       PARTICIPATION.

        Following the close of each Accounting Period, the Company will provide an election form along with any other documents, agreements or instruments the Company deems necessary or advisable (the “Election Form”) to each Eligible Agency. The “Accounting Period” will be monthly, quarterly or annually consistent with the contractual arrangement for payment of contingent commissions between the Eligible Agent and Company. The Election Form will allow such Agency to decide how much of its contingent commission it wants to receive in Common Stock and how much it wants to receive in cash.

        The Company will not issue fractional shares under any circumstances. However, Midland will allow agents to purchase and hold fractional shares in book entry form in their accounts. To participate in the Program, the Eligible Agency must elect to receive a minimum dollar amount of its contingent commission in shares of Common Stock; such minimum dollar amount to be established by the Committee, in its sole discretion. The Company will pay all costs of the Program. Participants (as herein defined) can purchase Midland Common Stock without the payment of any brokerage commission or other charges.

        The Eligible Agency must complete the Election Form and return it to the Committee by the due date determined by the Committee and communicated to the Eligible Agent (“Due Date”) to participate in the Program for an Accounting Period. Eligible Agencies are under no obligation to participate in the Program. If an Eligible Agency chooses not to participate or if Company does not receive the Election Form by the Due Date, it will receive its contingent commission in cash.

        6.       PURCHASE PRICE.

        Eligible Agencies can make purchases under the Program on the Purchase Date. “Purchase Date” means the first day on which shares of the Common Stock are traded on the Nasdaq National Market immediately following the Due Date. The purchase price will be 90% of the Fair Market Value of the Common Stock on the Purchase Date. “Fair Market Value” means the last closing price for a share of Common Stock as reported on the Nasdaq National Market. If the shares are not so traded or reported, Fair Market Value shall be set under procedures established by the Committee.

        7.        LIMITATIONS ON TRANSFER.

        Shares of Common Stock purchased under the Program will be registered in the names of the participants (“Participants” or “Participating Agencies”) in the Program and held in book entry form by Midland’s Transfer Agent and Registrar for Midland’s Common Stock, currently National City Bank (“National City”). The transfer of shares of Common Stock received under the Program will be restricted for one year from the purchase date.

        During the applicable restricted period, although the shares will be registered in the Participant’s name and held in its account at National City, the Participant will not be allowed to sell, transfer, pledge, assign or otherwise dispose of its shares. The Participant will be able to vote its restricted shares during this period.

        Notwithstanding the foregoing, the Company may sell shares of Common Stock pursuant to the Program, subject to such terms and conditions, including restrictions or limitations on the transferability on such shares, as the Committee, in its sole discretion, shall from time to time determine. The Committee has broad discretion as to the specific terms and conditions of the transfer restrictions.

        8.       DIVIDENDS.

        Midland pays dividends, as and when declared by the Board of Directors, to the record holders of shares of its Common Stock. As the record holder of shares of Common Stock purchased under the Program, a Participating Agency will receive dividends, if any, in cash for all shares registered in such Agency’s name on the record date. Participants in the Program also will be eligible to participate in the Dividend Reinvestment Plan on the terms and conditions of such plan, if they so desire. If a Participant elects to participate in the Dividend Reinvestment Plan, it will be entitled to reinvest its dividends to purchase additional shares of Common Stock. The transfer restrictions applicable to shares purchased under the Program will not apply to any Common Stock purchased under the Dividend Reinvestment Plan.

        9.       TERMINATION OR AMENDMENT OF THE PROGRAM.

        The Committee may terminate the Program at any time. Notice of termination shall be given to all Participants, but any failure to give such notice shall not impair the effectiveness of the termination. The Program will terminate in any event when the maximum number of Common Shares to be sold under the Program has been purchased. If at any time the number of shares remaining available for purchase under the Program is not sufficient to satisfy all then-outstanding purchase rights, the Committee may determine an equitable basis of allocating available shares among all Participants. The Committee may amend the Program from time to time; provided, however, no such amendment shall increase the maximum number of Common Shares that may be purchased under the Program without requisite shareholder approval or other approval under applicable law or Nasdaq regulation.

        10.       NON-TRANSFERABILITY.

        No right or interest in this Program shall be assignable or transferable, or subject to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. Any such attempted assignment, transfer, pledge or other disposition of any rights under this Program shall be null and void and shall automatically terminate all rights of a Participant under the Plan.

        11.       SHAREHOLDER’S RIGHTS.

        No Eligible Agency shall by reason of this Program have any rights of a shareholder of Midland until and to the extent such agency acquires Common Stock as herein provided. Upon purchase of the Common Stock, the Participant shall have all rights of a shareholder of Midland, but no special rights or benefits because such agency serves as an agent for the sale of insurance. Neither the establishment of this Program nor the purchase of any Common Stock hereunder shall modify or in any way impact any provision of any Agency Agreement or other contract.

        12.       MAXIMUM NUMBER AND SOURCE OF SHARES; ADJUSTMENTS.

        The maximum number of shares of Common Stock that may be purchased by all Participants under this Program is 250,000. Common Stock sold hereunder may be treasury shares, authorized and unissued shares, or a combination thereof. The Committee may also purchase (or direct to be purchased) Common Stock on behalf of the Participants through market transactions. If Company shall, at any time, change its issued Common Stock into a different number through stock dividend, stock split, combination or otherwise, the number of shares of Common Stock specified in this Program shall be proportionately adjusted.

        13.       TAX CONSEQUENCES.

        The Stock Acquisition Program does not qualify for compliance with any section of the United States Internal Revenue Code or the regulations thereunder. Specifically, the Stock Acquisition Program has not satisfied the conditions of Sections 401, 421 or 423 of the Code. The Stock Acquisition Program Participants should understand that under current law the value of the discount received in connection with their acquisition of stock under the Program shall be taxable as income to such Participants. The foregoing discussion is not a complete analysis or listing of all potential tax effects relevant to participation in the Stock Acquisition Program. The Stock Acquisition Program Participants are urged to consult their own tax advisors in determining the federal, state, local and foreign income tax consequences, and any other tax consequences, of participation in the Stock Acquisition Program.

        14.       MISCELLANEOUS.

              14.1    Any authorization, election, notice or document under this Program from an Eligible Agency or Participant shall be delivered to the Committee or its designee and shall be effective when delivered.

              14.2    This Program, and Company’s obligation to sell and deliver Common Stock hereunder, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approval by any regulatory or governmental agency as may, in the opinion of counsel for Company, be required.

              14.3    Company may deduct from any payment to be made pursuant to this Program, or to otherwise require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash to a Participant, payment by the Participant of any brokerage commissions or fees due upon the sale or transfer of Common Stock by the Participant or federal, state, local or foreign taxes required by law to be withheld. The Committee may permit any such withholding obligation to be satisfied by reducing the number of shares of Common Stock otherwise deliverable or by accepting the delivery of previously owned shares of Common Stock. Any fraction of a share of Common Stock required to satisfy such obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.

               14.4    The internal substantive laws of the State of Ohio, without giving effect to the conflict of law provisions thereof, shall govern this Program and actions taken in connection with it. Any litigation involving or arising under this Program shall be maintained solely in the Common Pleas Court of Clermont County, Ohio or in the United States District Court for the Southern District of Ohio.

              14.5    No director, officer or employee of Company or member of the Committee shall be liable for any action or determination taken or made in good faith with respect to the Program or any Common Stock hereunder and, to the fullest extent not prohibited by law, all directors, officers, employees and members shall be indemnified and held harmless by Company for any liability and expenses which may occur through any claim or cause of action arising under or in connection with this Program or any Common Stock purchased under this Program.